Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273728

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated August 10, 2023)

GOODNESS GROWTH HOLDINGS, INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2023. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i) up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023 (the “Fifth Amendment”); (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and on the OTCQX under the symbol “GDNSF.” On December 5, 2023, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.325 and the closing sale price of our subordinate voting shares on the OTCQX was $0.242.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2023

GOODNESS GROWTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Modification of a Material Definitive Agreement

Fifth Amendment to Lease Agreement

On October 27, 2023, a subsidiary of Goodness Growth Holdings, Inc. (the “Company”), entered into a Fifth Amendment to Lease Agreement (“Fifth Amendment”) by and between the Company and IIP-NY 2 LLC (“IIP”), which Fifth Amendment modified certain provisions of the Lease Agreement dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of April 10, 2020, as further amended by that certain Third Amendment to Lease Agreement dated as of September 24, 2021, and as further amended by that certain Fourth Amendment to Lease Agreement dated as of February 24, 2023 (collectively, the “Existing Lease”). The Fifth Amendment provided for IIP to provide an additional USD$14 million in tenant improvement allowance funds, on satisfaction of certain conditions, for additional construction work on the new cultivation and processing facility located adjacent to the Company’s Tryon, New York, facility. The Fifth Amendment also provides for an increase in base rent of USD$210,000 per month, subject to annual increases of 3% beginning on November 1, 2024, as well as for a prepayment of three months’ rent by the Company. The Fifth Amendment also provides to the Company a one-time lease termination option exercisable on or before January 15, 2024. The Fifth Amendment also requires the Company to execute and deliver on demand certain documents that may limit or eliminate the Company’s defenses to an eviction action and other legal action by IIP in the event of a Company default.

The Company issued a press release dated October 30, 2023, announcing the entry into the Fifth Amendment. This summary of the Fifth Amendment is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Annual Report for the year ending December 31, 2023.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 30, 2023.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODNESS GROWTH HOLDINGS, INC.
(Registrant)

By:	/s/ J. Michael Schroeder
J. Michael Schroeder
General Counsel and Corporate Secretary

Date: November 3, 2023

Exhibit 99.1

Goodness Growth Holdings Amends Lease Agreement in the State of New York

MINNEAPOLIS – October 30, 2023 – Goodness Growth Holdings, Inc. ("Goodness Growth" or the "Company") (CSE: GDNS; OTCQX: GDNSF), a cannabis company committed to providing safe access, quality products and great value to its customers, today announced that it has executed a fifth amendment to its lease with its landlord on its cannabis cultivation and manufacturing facilities located in Johnstown, New York.

As part of the fifth amendment to the lease in Johnstown, the Company and its landlord have agreed to increase the tenant improvement allowance on the lease by an additional $14.0 million. The increase in tenant improvement funds will be utilized to support the completion of the construction of the indoor expansion project that was announced in September 2021. The parties have also agreed to a monthly base rental increase of $210,000 beginning November 2023.

Interim Chief Executive Officer Josh Rosen commented, “We believe this lease amendment supports our ongoing divestment process in the State of New York, as it supports the timeline to complete the indoor cultivation facility.”

About Goodness Growth Holdings, Inc.

Goodness Growth Holdings, Inc. is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. The Company is evolving with the industry and is in the midst of a transformation to being significantly more customer-centric across its operations, which include cultivation, manufacturing, wholesale and retail business lines. Today, the Company is licensed to grow, process, and/or distribute cannabis in four markets and operates 14 dispensaries in three states. For more information about Goodness Growth Holdings, please visit www.goodnessgrowth.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Sam Gibbons	Amanda Hutcheson
Chief of Staff, VP Investor Relations	Corporate Communications
samgibbons@goodnessgrowth.com	amandahutcheson@goodnessgrowth.com
(612) 314-8995	(919) 815-1476

Forward-Looking Statements

This press release contains “forward-looking information” within the meaning of applicable United States and Canadian securities legislation. To the extent any forward-looking information in this press release constitutes “financial outlooks” within the meaning of applicable United States or Canadian securities laws, such information is being provided as preliminary financial results and the reader is cautioned that this information may not be appropriate for any other purpose and the reader should not place undue reliance on such financial outlooks. Forward-looking information contained in this press release may be identified by the use of words such as “should,” “believe,” “could,” “looking forward,” “may,” “continue,” “expect,” “will,” “subject to,” and variations of such words and phrases, or any verbs in the future tense. These statements should not be read as guarantees of future performance or results. Forward-looking information includes both known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Goodness Growth or its subsidiaries to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements or information contained in this press release. Forward-looking information is based upon a number of estimates and assumptions of Goodness Growth’s management team, believed but not certain to be reasonable, in light of management’s experience and perception of trends, current conditions, and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although Goodness Growth believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because Goodness Growth can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, risks related to the timing of adult-use legislation in markets where the Company currently operates; current and future market conditions, including the market price of the subordinate voting shares Goodness Growth; risks related to epidemics and pandemics, federal, state, local, and foreign government laws, rules, and regulations, including federal and state laws and regulations in the United States relating to cannabis operations in the United States and any changes to such laws or regulations; operational, regulatory and other risks; execution of business strategy; management of growth; difficulties inherent in forecasting future events; conflicts of interest; risks inherent in an agricultural business; risks inherent in a manufacturing business; liquidity risks and other risk factors set out in Goodness Growth's Annual Report for the year ended December 31, 2022, which are available, if applicable, on EDGAR with the U.S. Securities and Exchange Commission and filed with the Canadian securities regulators and available under Goodness Growth’s company profile on SEDAR+ at www.sedarplus.ca.

The statements in this press release are made as of the date of this release. Except as required by law, Goodness Growth undertakes no obligation to update any forward-looking statements or forward-looking information to reflect events or circumstances after the date of such statements.